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                                                              Exhibit 23



The Board of Directors
Firstar Corporation:

We consent to incorporation by reference in the Registration Statements Nos 33-38830, 33-41030, 33-19830, 33-57521, 33-57523, 33-58559, 33-58913, 33-58915
and 33-59207 on Form S-8 of Firstar Corporation of our report dated January 23, 1996, relating to the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Firstar Corporation.


                                                     KPMG Peat Marwick LLP


Milwaukee, Wisconsin
March 15, 1996